UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DCT INDUSTRIAL TRUST INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation or Organization)

82-0538520

(I.R.S. Employer Identification No.)

518 Seventeenth Street,

Suite 1700

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

DCT Industrial Trust Inc.

2006 Long-Term Incentive Plan

(Full Title of Plan)

Philip L. Hawkins

Chief Executive Officer

518 Seventeenth Street, Suite 1700

Denver, Colorado 80202

(Name and Address of Agent For Service)

(303) 228-2200

Telephone Number, Including Area Code, of Agent For Service.

With copies to:

Larry P. Medvinsky, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	8,000,000	$11.25	$90,000,000	$9,630

(1)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, based on a price of $11.25 per share.

PART I

Explanatory Note

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement. This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register offers of common stock of DCT Industrial Trust Inc. (f/k/a Dividend Capital Trust Inc.) (the “Company”) pursuant to the DCT Industrial Trust Inc. 2006 Long-Term Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference:

(a)	The description of the Company’s common stock contained under the caption “Description of Securities—Common Stock” in the Company’s prospectus dated April 16, 2004, as filed with the Commission on April 16, 2004, relating to Form S-3 (Registration No. 333-113170).

(b)	The Company’s Annual Report on Form 10-K filed on March 16, 2006, and Amendment No. 1 to the Annual Report on Form 10-K/A filed on April 28, 2006.

(c)	The Company’s Quarterly Reports on Form 10-Q filed on May 10, 2006 and August 14, 2006.

(d)	The Company’s Current Reports on Forms 8-K filed on January 11, 2006, January 24, 2006, February 6, 2006, April 19, 2006, May 16, 2006, June 15, 2006, July 27, 2006, August 18, 2006, August 21, 2006 (but only with respect to the information contained in Item 8.01 therein), August 23, 2006 (Form 8-K/A), September 22, 2006 and October 6, 2006.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company’s common stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Maryland General Corporation Law (the “MGCL”) and our charter, we are required to indemnify and hold harmless a present or former director, officer and their respective affiliates and may indemnify and hold harmless a present or former employee or agent of us (collectively, the “Indemnitees”), against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, their respective affiliate, employee or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in our best interests. We will not indemnify or hold harmless the Indemnitee if: (i) in the case of (1) an Indemnitee that is a director (other than an independent director), executive officer or affiliate, the loss or liability was the result of negligence or misconduct, or (2) an Indemnitee that is an independent director, the loss or liability was the result of gross negligence or willful misconduct; (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty; (iii) the Indemnitee actually received an improper personal benefit in money, property, or services; (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (v) in a proceeding by or in the right of us, the Indemnitee shall have been adjudged to be liable to our company. In addition, we will not provide indemnification for any loss, liability or expense arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violation as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request of indemnification has been advised of the SEC’s position and of the published position of any state securities regulatory authority in which securities of our company were offered or sold as to indemnification for violation of securities laws. Pursuant to our charter, we are required to pay or reimburse reasonable expenses incurred by a present or former director, officer or affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf; (ii) the Indemnitee provides us with written affirmation of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by our charter; (iii) the legal proceeding was initiated by a third party who is not a stockholder, or, if by a stockholder of us acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (iv) the Indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Our charter further provides that any indemnification, payment, or reimbursement of the expenses permitted by our charter will be furnished in accordance with the procedures in Section 2-418(e) of the MGCL.

Any indemnification may be paid only out of our net assets (as defined in our charter), and no portion may be recoverable from our stockholders.

On April 13, 2006, we entered into new indemnification agreements with each member of our board of directors as of that date. To the extent a director was party to a prior indemnification agreement it was superseded by the new agreement. Each of these new agreements provide that we will indemnify the relevant indemnitee against, and advance certain expenses relating to, liabilities incurred in the performance of such indemnitee’s duties on our behalf to the fullest extent permitted under applicable law and our charter and clarifies the procedures and presumptions that will apply if such indemnitee seeks such indemnification or advancement of expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a list of exhibits to this registration statement:

Exhibit No.	Description
*3.1	DCT Industrial Trust Inc. Second Articles of Amendment and Restatement (incorporated by reference to Appendix C-1 to Definitive Proxy Statement filed on September 1, 2006)

*3.2	DCT Industrial Trust Inc. Bylaws (incorporated by reference to Exhibit 3.2 to Form S-11 Registration Statement, Commission File No. 333-86234)

+5.1	Opinion of Venable LLP as to the legality of the securities being registered

*21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form 10-K filed on March 16, 2006)

+23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, dated October 10, 2006

+23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accounting Firm, dated October 10, 2006

+23.3	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1 and incorporated herein by reference)

+24.1	Power of Attorney (included on the signature page)

*	Incorporated by reference.
+	Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however,

(A) That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 10, 2006.

DCT INDUSTRIAL TRUST INC.

By:	/s/ PHILIP L. HAWKINS
Philip L. Hawkins
Chief Executive Officer

POWER OF ATTORNEY

KNOW THAT ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Philip L. Hawkins and Thomas G. Wattles (each with full power to act alone), his or her true and lawful attorney-in-fact and agent with full power of substitution, in the name and on behalf of the undersigned, to do any and all acts and things and to execute any and all instruments which said attorney and agent, may deem necessary or advisable to enable DCT Industrial Trust Inc. (the “Registrant”) to comply with the Securities Act of 1933, as amended, and with the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof in connection with this Registration Statement and any and all amendments thereto or reports that the Registrant is required to file pursuant to the requirements of federal or state securities laws or any rules and regulations thereunder. The authority granted under this Power of Attorney shall include, but not be limited to, the power and authority to sign the name of the undersigned in the capacity or capacities set forth below to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission, to any and all amendments (including post-effective amendments) to that Registration Statement in respect of the same, and to any and all instruments filed as part of or in connection with that Registration Statement; and each of the undersigned hereby ratifies and confirms all that the attorney-in-fact and agent, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIP L. HAWKINS Philip L. Hawkins	Chief Executive Officer (Principal Executive Officer) and Director	October 10, 2006

/s/ STUART B. BROWN Stuart B. Brown	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 10, 2006

/s/ THOMAS G. WATTLES Thomas G. Wattles	Executive Chairman and Director	October 10, 2006

/s/ PHILLIP R. ALTINGER Phillip R. Altinger	Director	October 10, 2006

/s/ THOMAS F. AUGUST Thomas F. August	Director	October 10, 2006

/s/ JOHN S. GATES John S. Gates	Director	October 10, 2006

/s/ TRIPP H. HARDIN Tripp H. Hardin	Director	October 10, 2006

/s/ JAMES R. MULVIHILL James R. Mulvihill	Director	October 10, 2006

/s/ JOHN C. O’KEEFFE John C. O’Keeffe	Director	October 10, 2006

/s/ BRUCE L. WARWICK Bruce L. Warwick	Director	October 10, 2006

EXHIBIT INDEX

Exhibit No.	Description
*3.1	DCT Industrial Trust Inc. Second Articles of Amendment and Restatement (incorporated by reference to Appendix C-1 to Definitive Proxy Statement filed on September 1, 2006)

*3.2	DCT Industrial Trust Inc. Bylaws (incorporated by reference to Exhibit 3.2 to Form S-11 Registration Statement, Commission File No. 333-86234)

+5.1	Opinion of Venable LLP as to the legality of the securities being registered

*21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form 10-K filed on March 16, 2006)

+23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm, dated October 10, 2006

+23.2	Consent of Ehrhardt Keefe Steiner & Hottman PC, Independent Registered Public Accounting Firm, dated October 10, 2006

+23.3	Consent of Venable LLP (contained in its opinion filed as Exhibit 5.1 and incorporated herein by reference)

+24.1	Power of Attorney (included on the signature page)

*	Incorporated by reference.
+	Filed herewith.